UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 18, 2005

HealthGate Data Corp.

(Exact name of registrant as specified in its charter)

Delaware	0-28701	04-3220927
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Corporate Drive, Suite 310, Burlington, Massachusetts  01803

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (781) 685-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the  Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  1.01.  Entry into Material Definitive Agreement.

On January 18, 2005, HealthGate Data Corp. (“HealthGate”) entered into an Asset Purchase Agreement with EBSCO Publishing, Inc. (“EBSCO Publishing”) a wholly-owned subsidiary of EBSCO Information Services.  Pursuant to the Asset Purchase Agreement EBSCO Publishing will acquire the assets of HealthGate’s patient content repository business for $8.1 million in cash at closing, plus the assumption of certain liabilities of the business.  The companies anticipate that the transaction can be completed in approximately three months, subject to customary closing conditions, including HealthGate obtaining renewal agreements with certain existing customers and approval by HealthGate’s shareholders.  The preceding description of the terms of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the Asset Purchase Agreement that has been filed herewith as Exhibit 10.1 and is incorporated herein by reference.

HealthGate is retaining its Quality Improvement and Risk Management Solutions business, including its evidence-based medical guidelines and its Quality Architect and InteractiveIC products and services, which HealthGate plans to continue to develop, market and license.

In August 2004, HealthGate had sold to EBSCO Publishing the assets of “The Natural Pharmacist” complementary and alternative medicine database.  Additionally, in August 2004 HealthGate and EBSCO Publishing entered into distribution agreements concerning both HealthGate’s products and services and EBSCO Publishing’s products and services.

On January 19, 2005, HealthGate issued a press release relating to the Asset Purchase Agreement and the transaction contemplated by the Asset Purchase Agreement. The press release has been filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Exhibit Description

10.1	Asset Purchase Agreement, dated January 18, 2005, between HealthGate Data Corp. and EBSCO Publishing, Inc. (excluding Schedules).

99.1	Press Release dated January 19, 2005, announcing HealthGate Data Corp.’s agreement to sell the patient content repository business assets to EBSCO Publishing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HealthGate Data Corp.

Date: January 20, 2005	By:	/s/ William S. Reece
William S. Reece
Chairman and Chief Executive Officer

	By:	/s/ Veronica Zsolcsak
Veronica Zsolcsak
Chief Financial Officer